 Exhibit 2.1

1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

COOPERATION AGREEMENT

（Document #: AAGH05312020）

Party A：AMERICA GREAT HEALTH (CA)

Address：1609 W Valley Blvd., #338, Alhambra, CA 91803

CEO (Legal Representative): Mike Qingkun Wang

COO：David Liu

Board Secretary：Queena Wang

Tax Identification Number ：32-0522173

Email：AAGH1609@GMAIL.COM

Party B：PURECELL GROUP

Address：

Chairman: Peter Britton

CEO: Fang Xu

CFO：Geoff Barnard

Board Secretary：Geoff Barnard

ACN Number：

Email：frank@purecellaus.com

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Party A is a listed company in the United States with OTC stock symbol: AAGH.

Party A has a portfolio of proven and advanced medical technologies such as quantum heart detector, fourth-generation electronic stethoscope, proton therapy system for radiation oncology, stem cell treatment, and has established a team of experts in mergers and acquisitions, research and development, sales and marketing, and multi-national enterprise management, all of which under an organizational structure in compliance with SEC requirements.

Party A has signed a letter of intent for cooperation with AGBA (Asia) Capital Limited, and planning to cooperate with a US-based, NASDAQ listed shell company (stock symbol: TOTA or AGBA). The AAGH stock is expected to be uplisted from OTC toNASDAQin2 -3 years upon execution of this Agreement.

Party A has signed or plans to sign merger and acquisition (M&A) agreements with more than 20 companies around the world. Upon completing approximately 6 – 8 of such M&A transactions in the coming year, the scale, cash stream and profitability are expected to be enough to meet all uplisting requirements for NASDAQ.

Party B is a leading anti-aging medical institution in the field of cell regeneration medicine in Australia and considered a fast-growing gold standard in the field of cell regenerative medicine around the world.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Party B’s proprietary, patented UCF and SKQ1 have already begun production, which indicates Party B's cutting-edge regenerative medicine series is now poised to enter the next phase of product commercialization including standardized manufacturing and quality assurance. Party B has firmed established itself as a top cytokine treatment and anti-aging research and development institution in the world.

Upon friendly negotiation between the two parties, the following cooperation agreement has been reached for Party A and Party B to join forces to grow Party B’s business globally. The cooperation agreement is effective immediately upon signing by both parties, and the cooperation agreement is as follows:

I. Establish a comprehensive strategic partnership between the two parties

1. Party A and Party B commit to each other as strategic partners and agree to formalize a mutually beneficial product promotional agreement, leveraging each party’s respective resources and market advantages.

2. The parties agree to establish an open and collaborative resource sharing platform and maintain a high degree of trust and transparency as strategic partners in order to unleash Party B’s commercial potential in the global marketplace.

3. The parties agree to cooperate in cross-selling each other’s portfolio of products through its market channels. Party A's existing products include quantum heart detectors, fourth-generation electronic stethoscopes, proton therapy systems, health supplements, among others.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Party B has management autonomy rights in Australia. Outside of Party B’s existing sales distribution agreements, Party A has priority distribution rights for Party B’s products in China and the United States. Party A has responsibility and obligation to tap into its own resources and channels to promote Party B’s products globally.

4. For products Party B intends to sell in the Chinese market, Party A has obligation and responsibility to assist Party B on product approvals, regulatory licenses, and market access.

5. Upon Party A’s uplisting on NASDAQ and should Party B have additional company listing needs in the United States or Australia, Party A has responsibility and obligation to make introductions and refer legal advisory and financial expertise to Party B to ensure smooth listing process. Further, Party A may also recommend M&A projects in China and the United States to Party B to strengthen or accelerate the listing.

6. When conditions are appropriate, the parties can expand the scope of this cooperation agreement by engaging in growing Party B’s medical CBD product, and the specific terms around this business cooperation will be discussed and added to this agreement.

7. This strategic cooperation agreement is valid for 5 years upon signing and it will be automatically renewed with the permission of both parties.

II. Purchase agreement

1. Acquisition Entity

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Purecell Group is scheduled to complete its company registration in Australia by July 7, 2020. Purecell Group has total ownership of all Purecell related business entities, including Purecell International Limited, joint ventures, and all “Umbilical Cord Factors” related intellectual properties and rights. Refer to Appendix B for a complete list of companies, intellectual properties, and products owned or partially owned by Purecell Group.

2. Acquisition Scope

With the agreement of both parties, Party A acquires 51% of the equity of Party B and the shareholders' rights contained therein. Within 30 days from the signing of this agreement, Party B shall turnover to Party A all relevant business licenses, product registration certificates, financial reports, equity ownership documents, business contracts including subsidiaries and joint ventures.

3. Party B's enterprise valuation:

The enterprise valuation is calculated based on independent, professional assessment of Party B’s intellectual property, along with industry standard income multiples. Both parties agree the final enterprise valuation to be USD$100,000,0001.

The valuation of Party B includes all shareholder rights inherent in the transfer of shares. The shareholders’ equity refers to all current and potential interests associated with the transfer of shares, including the interests represented by all fixed and variable assets, tangible and intangibles (including patented technologies, trademarks, intellectual properties, etc.) owned by Party B.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

4. Consideration and Payment terms

Consideration for the purchase of Shares in party B by party A shall be made up of cash of AUD$51 and the allocation to party B of 510,000,000 shares of original joint stock in party A, .Both parties agree that party B shall not deal in these shares in any way other than set out in the following paragraph and in Clause 9, until Party A successfully lists on the Nasdaq exchange as mentioned in the preamble to this agreement.

The Directors of Party B shall be entitled to, at any time, transfer 510,000,000 of the above joint stock to a trustee who shall have the right to deal in those shares on a discretionary basis. Party A shall consent to this transfer by Party B to its nominated Trustee. Party B or its nominated Trustee shall be entitled to and Party A shall assist it in selling a portion of these share to provide working capital for the development of Part B’s business plans. Should it not be possible to find a buyer for these shares both Parties agree to retain all profits towards meeting these working capital goals.

Three years after the signing this agreement, if Party A fails to be listed on the NASDAQ mainboard, Party A shall return to Party B the entire 51% equity shares held in party B. Party B, for its part, shall return to party A or its nominee the 510,000,000 shares in Company A less any shares that have been sold during the course of this agreement period to fund its working capital as outlined in the paragraph above. Both parties shall bear its own costs in transacting and maintaining these shares during this period.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Five years from the date of signing this agreement, if Party A is successfully listed on the NASDAQ mainboard, but the 510,000,000 shares of AAGH stock owned by Party B are worth less than USD$200,000,000 at market price at that time, Party A is responsible for transferring proportional AAGH shares to make up the difference. If the total value is higher than USD$200,000,000, then Party B is entitled to all capital gains.

To support on-going growth of AAGH as an integrated investment platform company, Party A may need to increase or reduce its shares in the future. All shareholders and partners are to respectably cooperate with any resolutions made by AAGH board of directors.

5. Prerequisite for the Transaction

An executed copy of the board resolution approving the equity ownership transaction from both party’s board of directors is a prerequisite.

Party A needs to complete its due diligence on Party B and has not found any significant evidence contrary to the information provided thus far by Party B that would warrant voiding this transaction.

6. Equity Ownership Transfer

Within 30 days from this agreement’s effective date, Party A will hand over the equity certificate of 510,000,000 shares of AAGH stock to Party B. Party B has sole custodial oversight of its 49% of the Purecell Group equity ownership. Within 30 days from this agreement’s effective date, Party B needs to complete the equity ownership registration procedures.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

7. Operation management after equity change

Party B retains full autonomy in on-going business operations, including recruiting and retaining management team members. Party A does not intend to interfere with the operation and management of Party B.

Party A would recommend one person to join Party B's board of directors as director and vice chairman and participate in Party B's major business and management decisions.

Party B recommends one person to join Party A's board of directors as a director to participate in Party A's major business and management decisions.

After the equity ownership transfer transaction, Party B's operations, management, and financial accounting must comply with the regulations and guidelines of the United States’ Security Exchange Commission and relevant state and federal laws. Party A will appoint a person to assist and advise Party B's finance and accounting processes to ensure compliance.

Party B's financial statements from July 1, 2019 to June 30, 2020 shall guarantee a pre-tax profit of no less than USD$ 400,000. In Fiscal Year 2020 – 2021, Party B's revenue and profit growth rate is targeted to reach20% or higher, along with USD $7,000,000 in revenue, USD $2,100,000 EBITDA, and 30% net profit margin.

If Party B fails to deliver the above annual financial results or growth rates, Party A will permit Party B to make up the shortfall in subsequent years, such that the total financial results and average annual growth rate over the cooperation period meet the stated goals. If Party B is

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

unable to meet the stated financial and growth goals over the cooperation period, then Party A reserves the right to ask Party B to return AAGH shares proportional to the shortfall.

Any bankruptcy, reorganization, liquidation, dissolution, significant equity change, major asset sale, patent transfer or filing, and sale of Party B must be approved by Party A in advance, otherwise it will be deemed invalid. For risk mitigation, Party B and its officers should avoid and disclose all litigation and legal dispute during the cooperation period.

Any sale, transfer, or collateral involving the tangible or intangible assets of Party B made by Party A prior to NASDAQ listing requires written concurrence by Party B, otherwise it will be deemed invalid.

8. Due diligence

Within 30 days after signing this agreement, Party B is required to disclose to Party A all company's claims, liabilities (current and in-progress), external guarantees, operating statements, global patent certificates and related valuation reports, organizational structure, subsidiaries, joint ventures, and all investment deals.

Party A will appoint a company staff or third-party to conduct a comprehensive due diligence on Party B’s assets, liabilities, contingent liabilities, major contracts, litigations, and arbitrations. Party B has responsibility to cooperate and assist with providing complete and accurate information for due diligence.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

If during the due diligence, Party A discovers any facts that may substantially impact the transaction outlined in this agreement (including but not limited to Party B ’s undisclosed external guarantees or lawsuits, questionable assets, or anything that poses significant business risks, Party A shall notify Party B in writing, specifying the nature of the issues uncovered. The parties shall settle the issues through friendly resolution. If Party B cannot provide a satisfactory solution to Party A within ten (10) days from the date of Party A ’s written notice, Party A has rights to inform Party B through written notice on terminating this agreement.

Party A is not liable for any of Party B’s hidden or reported debt from the due diligence. Party B shall not bear any legal liability for hidden or reported debt, and any business activities caused by Party A and any affiliates, subsidiaries and branches of Party A.

9. Others

The Board of Directors of Party B reserves the right to make management and strategic decision on investment, new project development, fund and profit allocation.

Party A agrees to keep its share of retained earnings for business growth in Party B’s accounting books when AAGH’s stock price remains below or equal to USD $0.10. Party A further agrees not to take any funds and assets from Party B for Party A’s expense reimbursement, debt repayment, mortgage or cashflow management. Party A reserves the right to claim its share of Party B’s business earnings towards meeting Party A’s own strategic objective when AAGH’s stock price exceeds USD $0.10. Notwithstanding the above should Party B not be able to use part of its

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

shares in Party A to fund working capital requirements both parties agree to retain their share of profits in Party B in the Company to adequately supply working capital to Party B.

Method of profit claim: Party A agrees to help Party B sell certain number of AAGH shares held in Party B to cover the exact amount of profit that Party A is entitled to claim and transfer this amount to Party A to realize the profit claim by Party A mentioned in Clause 4.

Party B shall ensure that all assets are accurate and complete without any current or potential legal disputes or circumstances that may result in the limitation of rights to these assets.

Party B shall disclose to Party Aits ownership of all listed patents, intellectual property, technical know-how, and free from any intellectual property infringement or patent disputes.

III. Others

1. Confidentiality clause

Unless specified in accordance to applicable laws, regulations, orders issued by the local government or statutory bodies, or required by listing rules and guidelines of the stock exchange, without prior written consent of the other party, neither party is permitted to issue any announcement, notice or disclosure regarding the existence of this agreement, including any content in this agreement, regarding this equity ownership transfer transaction.

During the cooperation period going forward, all documents, materials, data, information provided by either party for exchanging information, as well as all verbal and written communication and deeds carried out by the two parties during the negotiation and cooperation process, shall be held in the strictest confidence, unless otherwise agreed by both parties.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

In the event of violation of the confidentiality provisions of this agreement where disclosure of relevant information has caused damages or financial loss, the violating party shall be responsible for the consequences.

2. Information exchange

Important documents exchanged by Party A and Party B shall be written in both Chinese and English, where English content is always the official version, supplemented by the Chinese version.

Both parties agree that English and Chinese are working languages in the cooperation.

All notices, requests, business letters, data materials, etc., must be sent to the other party in the form of written documentation. Documents and materials without a seal or signature and opinions expressed verbally cannot be considered legally binding.

Courier mail, faxes, letters, emails, phone calls are deemed acceptable forms of communication. Receipt confirmation by e-mail or other forms of written notification is necessary for proof of delivery and acceptance.

3. Legal binding agreement

Once this agreement is signed, it is legally binding. Neither Party A nor Party B can unilaterally breach the contract or refuse to recognize the execution of this agreement based on gross misunderstanding, unfairness or similar excuses.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

4. Force Majeure

Events or circumstances beyond the control of both parties shall be considered force majeure events, including but not limited to fire, wind, flood, earthquake, explosion, war, rebellion, riot, infectious disease and plague. If the party that suffered the force majeure event fails to perform the obligations stipulated in the agreement, the other party shall extend the time for the suffering party to perform in accordance to the agreement equal to the delay caused by the force majeure event.

The party affected by the force majeure event shall immediately notify the other party of the force majeure event by email including compelling evidence. If the delay due to force majeure exceeds 60 days, both parties shall settle the extension or implementation of the agreement through friendly negotiation.

5. Dispute resolution

If unforeseen disputes occur during the cooperation period between the two parties, they shall be resolved through consultation or mediation based on the principle of "seeking common grounds while honoring differences". If negotiation fails, either party may submit the dispute to the municipal courts of Los Angeles, California, USA for arbitration. The arbitration award is final and binding for both parties.

6. Miscellaneous

For any unresolved matters in this agreement, the two parties can conduct further consultations and reach a written supplemental agreement. This supplemental agreement constitutes an integral part of this agreement. Amendments to this agreement can only be made in writing,

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

and they must be signed by both parties or authorized representatives. The term "revision" includes modifications, additions, deletions or changes made in any form.

No party shall reassign all or part of its rights or obligations under this agreement without the written consent of the other party. The successors and approved assignees of each party's rights or obligations are bound by this agreement.

If any clause of this agreement is deemed invalid or unenforceable, the invalid or unenforceable part of these terms shall be considered invalid and excluded from this agreement, but the remaining terms of this agreement shall remain valid. In this case, the parties should use their reasonable efforts to replace the invalid or unenforceable terms with valid and enforceable alternatives. The effectiveness of the alternative clauses should be as close as possible in their meaning and intent to the invalid or unenforceable clause.

7. This agreement is in duplicates and has the same legal effect, effective immediately upon signing by both parties. This agreement contains bilingual versions in Chinese and English. If there are any inconsistencies between the two versions, the English version prevails.

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Footnote 1:

$100,000,000 valuation is calculated based on approximately $20,000,000 from intellectual property assessed by a third party, $30,000,000 from current and projected revenue in the next 3 years, $20,000,000 from the 3 joint ventures in China, and $10,000,000 from existing human capital, and $20,000,000 from product pipeline.

Appendix A：

1. Copy of Party A's business license, copy of tax registration certificate, copy of sales license

2. A copy of the documents approved by the SEC to reflect the equity ownership change of Party A from this transaction

3. A copy of the power of attorney from the board of directors of Party A regarding the cooperation between Party A and Party B

4. Copy of Party B's business license, copy of tax registration certificate, copy of sales permit

5. A copy of the power of attorney issued by the board of directors of Party B regarding the cooperation between Party A and Party B

6. Copy of Party B's patent application approval

7. Copy of Patent Approval by Australia and China from Party B, along with Japan and Great Britain’s Patent Application Acceptance Number

8. Copy of the cooperation agreement between Party B’s parent company and the R & D company, Hong Kong company, and all other subsidiaries, joint venture companies including Zhangjiang, Bo’Ao, and Fudan

9. Copies of distributor and customer sales contracts signed by Party B

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1609 W VALLEY BLVD STE 338ALHAMBRA CA 91803 USA TEL: 1-626-348-1638FAX: 1-626-576-1582 WWW.AMERICAGREATHEALTH.COM

Appendix B:

1.	List of companies and joint ventures owned by Purecell Group

2.	List of intellectual properties and products owned by Purecell Group

Party A： America Great Health (CA)          Party B：Purecell GROUP

Representative (Print)：                    Representative (Print)：

Signature:                              Signature

Date：                                   Date：

Party A： America Great Health (CA)	Party B：Purecell GROUP

Representative (Print)：	Representative (Print)：

Mike Qingkun Wang	Peter Britton

Signature:	Signature

/s/ Mike Qingkun Wang	/s/ Peter Britton

Date：	Date：

6/30/2020	30/6/20

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